EXHIBIT 5.1

DLA Piper US LLP

701 Fifth Avenue

Suite 7000

Seattle, Washington 98104

July 23, 2008

AsiaInfo Holdings, Inc.

4th Floor, Zhongdian Information Tower

6 Zhongguancun South Street, Haidian District

Beijing 100086, P. R. China

Re:	AsiaInfo Holdings, Inc. Registration Statement of Form S-8

Ladies and Gentlemen:

As legal counsel for AsiaInfo Holdings, Inc., a Delaware corporation (the “Company”), we are rendering this opinion in connection with the registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), of up to 2,391,955 shares of the Common Stock, $0.01 par value, of the Company (the “Shares”), which may be issued pursuant to awards granted under the AsiaInfo Holdings, Inc. 2008 Stock Incentive Plan (the “Plan”).

We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. With respect to our opinion that the Shares of the Common Stock have been duly authorized, we have relied solely upon our examination of the authorized shares provisions of the Company’s Certificate of Incorporation, as amended to the date hereof and as certified to be complete and true by the Secretary of the Company.

We are admitted to practice in the State of Washington and in certain other States, but not in the State of Delaware. We express no opinion concerning any law other than the corporate laws of the State of Delaware and the federal laws of the United States. As to matters of Delaware corporate law, we have based our opinion solely upon our examination of such laws and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations. We have not obtained opinions of local counsel licensed to practice in Delaware or any other jurisdiction.

Based on such examination, we are of the opinion that the Shares being registered pursuant to the Registration Statement are duly authorized and if, as and when issued and delivered against receipt of the consideration therefor in accordance with the provisions of the Plan, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in said Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K.

This opinion letter is given to you solely for use in connection with the issuance of the Shares in accordance with the Registration Statement and is not to be relied on for any other purpose. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares or the Registration Statement.

Very truly yours,

DLA PIPER US LLP